Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET OF TYCO
On May 22, 2014, Tyco International Ltd. ("Tyco") announced that its wholly owned subsidiary, Tyco Far East Holdings Ltd., had completed the previously announced sale of Tyco Fire & Security Services Korea Co. Ltd. and its subsidiaries that form and operate Tyco's South Korean security business (“ADT Korea”). The following unaudited pro forma condensed consolidated balance sheet was derived from our Historical Consolidated Financial Statements and gives effect to the divestiture of ADT Korea as of March 28, 2014. The unaudited pro forma condensed consolidated balance sheet presents Tyco's consolidated financial position assuming that the divestiture of ADT Korea had been completed on that date and should be read together with our historical Consolidated Financial Statements and accompanying Notes.
There were no pro forma adjustments required for the condensed consolidated statements of operations for the six months ended March 28, 2014 and March 29, 2013 or for the fiscal years ended September 27, 2013, September 28, 2012 and September 30, 2011. As such, no pro forma condensed consolidated statements of operations have been presented. Refer to Forms 8-K filed on May 16, 2014 which present the results of ADT Korea as a discontinued operation for the aforementioned periods.
The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated balance sheet. We believe the assumptions used and pro forma adjustments derived from such assumptions, are reasonable under the circumstances and are based upon currently available information. The unaudited pro forma condensed consolidated balance sheet is not necessarily indicative of our financial condition had the divestiture of ADT Korea been completed on the date assumed. Additionally, this unaudited pro forma condensed consolidated balance sheet is not necessarily indicative of our future financial condition.

TYCO INTERNATIONAL LTD.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 28, 2014
(in millions, except per share data)

		Pro Forma Adjustments
	Historical	Other (e)	Note	Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$495	$1,899	(a)	$2,394
Accounts receivable, less allowance for doubtful accounts	1,674			1,674
Inventories	661			661
Prepaid expenses and other current assets	854			854
Deferred income taxes	250			250
Assets held for sale	839	(839)	(d)	—
Total current assets	4,773	1,060		5,833
Property, plant and equipment, net	1,269			1,269
Goodwill	4,176			4,176
Intangible assets, net	773			773
Other assets	944			944
Total Assets	$11,935	$1,060		$12,995
Liabilities and Equity
Current Liabilities:
Loans payable and current maturities of long-term debt	$20			$20
Accounts payable	783			783
Accrued and other current liabilities	1,962	212	(c)	2,174
Deferred revenue	420			420
Liabilities held for sale	221	(221)	(d)	—
Total current liabilities	3,406	(9)		3,397
Long-term debt	1,442			1,442
Deferred revenue	352			352
Other liabilities	1,667	2	(b)	1,669
Total Liabilities	6,867	(7)		6,860
Redeemable noncontrolling interest	12			12
Total Tyco Shareholders’ Equity	5,031	1,067	(e)	6,098
Nonredeemable noncontrolling interest	25			25
Total Equity	5,056	1,067		6,123
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$11,935	$1,060		$12,995

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

TYCO INTERNATIONAL LTD.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)	To adjust cash and cash equivalents:
	Cash received from sale of ADT Korea	$1,938
	Cash to remain with ADT Korea	(17)
	Transaction costs	(22)
	Total cash adjustments	$1,899

(b)	Reflects the establishment of a liability at fair value whereby Tyco will indemnify the buyer for potential pre-close tax liabilities.

(c)
Reflects the establishment of an indemnification at fair value for an uncertain tax position related to the transaction that, if assessed, would result in a cash payment to the Korea Tax Authority that would subsequently be contested.

(d)	Reflects the pro forma adjustments to eliminate the assets and liabilities that are directly attributable to ADT Korea. Specific deal related activity is noted in items (a), (b) and (c) above.

(e)
Reflects the estimated gain on disposition of ADT Korea which represents the net cash proceeds less the net assets held for sale and other pro forma adjustments as of March 28, 2014. This amount does not represent the final gain to be realized upon disposition primarily as a result of the actual closing date being May 22, 2014, realization of cumulative translation gains of approximately $20 million as of March 28, 2014 and certain purchase price adjustments that may be made after closing based on the cash, indebtedness and working capital of ADT Korea as of May 22, 2014.